Exhibit 99.1

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS THIRD QUARTER 2003 RESULTS
AND OPERATING INITIATIVES FOR FUTURE EARNINGS GROWTH

METAIRIE, LA, September 9, 2003 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today its results for the third quarter of fiscal year 2003 and announced operating initiatives for future earnings growth.

Third Quarter 2003 Results

Due to charges incurred during the third quarter related to early extinguishment of debt and former officers’ separation pay, the Company reported a net loss for the three months ended July 31, 2003 of $2.5 million, or $.02 per diluted share. For the nine months ended July 31, 2003, the Company reported net earnings of $16.5 million, or $.15 per diluted share. In the third quarter of 2003, the Company recorded a loss on early extinguishment of debt of $11.3 million ($7.3 million after tax, or $.07 per diluted share) related to the redemption of all of its outstanding Remarketable Or Redeemable Securities (“ROARS”). Additionally, the Company incurred a charge to corporate general and administrative expenses of $2.5 million ($1.5 million after tax, or $.01 per diluted share) during the quarter for former officers’ separation pay. Had the Company not incurred these charges, the Company’s net earnings for the three and nine months ended July 31, 2003 would have been $6.4 million and $25.3 million, or $.06 and $.23 per diluted share, respectively.

William E. Rowe, President and Chief Executive Officer stated, “At the end of our first fiscal quarter of 2003, and throughout this fiscal year, we have discussed several matters impacting Stewart and our industry with regard to today’s economy, consumer confidence, financial markets and death trends. These factors continue to impact our preneed sales, trust portfolio performance, at-need results and growth strategies. We are confident that our results will improve as these external factors improve. We are now focusing our attention on steps we can take to improve our profitability. We are pleased to announce today a set of new operating initiatives for future earnings growth. These initiatives focus on increasing the number of funeral events and cemetery property sales, reducing costs and developing our employees. The support we have seen for these initiatives from our field management has been wonderful, and we expect to see some meaningful results from our efforts over the next couple of years.”

For the third quarter of 2003, the Company reported a decline in total revenue from operations to be retained from $132.3 million to $127.8 million, due primarily to a decline in cemetery revenue of $4.7 million. The decrease in cemetery revenue is primarily due to a decline in merchandise deliveries. The Company believes the decline in the third quarter is due primarily to the decrease in the number of deaths in its markets in recent prior quarters. Cemetery merchandise revenue is not recognized until the merchandise is delivered and installed. Typically, installation of cemetery merchandise occurs several months after the burial occurs. Thus, a decline in the number of deaths in one quarter can cause a decline in cemetery merchandise deliveries in subsequent quarters. In addition to the decline in the volume of deliveries, the merchandise delivered during the third quarter of 2003 had a lower value than the merchandise delivered during the third quarter of 2002.

The Company experienced a $0.2 million increase in funeral revenues from its operations to be retained compared to the third quarter of 2002. The increase in funeral revenue was driven by an average revenue increase of 2.0 percent, partially offset by a 0.6 percent reduction in the number of funeral calls performed. For the three months ending July 31, 2003, cremations represented 39.4 percent of funerals performed by operations to be retained, compared to 38.9 percent in the prior year. (See definition of operations to be retained under “Supplemental Financial Information”).

Mr. Rowe stated, “For the third quarter of 2003, the number of funeral calls performed by our operations to be retained decreased 0.6 percent, or 107 calls, compared to the third quarter of 2002. We can attribute the entire reduction in calls for the quarter to a few of our low-cost cremation businesses, where our call volumes are primarily price driven. While we want to retain these businesses for strategic reasons, the call volumes can be volatile. Notwithstanding this, we continue to be very fair and competitive with regard to pricing for the high quality of services and merchandise that we provide.”

Mr. Rowe added, “We continue to be pleased with our average revenue per call increases. For the nine months ended July 31, 2003, the average revenue per cremation service performed increased 4.0 percent, and the average revenue per traditional funeral increased 2.8 percent. A year over year reduction in funeral trust earnings, coupled with the increase in the proportion of our funerals that are cremations, reduced the overall average revenue per call increase to 1.3 percent for the nine months.”

-more-

The Company announced that cash flow from operations for the three and nine months ended July 31, 2003 was $28.1 million and $46.2 million, respectively, and free cash flow was $22.2 million and $33.3 million, respectively (See tables under “Reconciliation of Non-GAAP Financial Measures”). The increase in cash flow for the third quarter is attributable to tax refunds related to the sale of the Company’s foreign operations. As of July 31, 2003 and September 2, 2003, the Company had outstanding debt of $519.5 million and $512.7 million, respectively.

Mr. Rowe commented, “In light of current economic conditions, we are pleased with our performance this quarter. As we look at our at-need deliveries and gauge changes in market share, the various indicators of deaths in our markets tell us that our businesses are faring well in the current environment. As mentioned earlier, we are down just over 100 calls for the quarter, and this reduction can be attributed to a few of our low-cost cremation businesses. Notwithstanding the decline in calls, our funeral businesses continue to produce increases in average revenue. We had another good quarter with regard to preneed sales; our preneed property sales exceeded the sales from the third quarter of last year. We have been in a very difficult preneed sales environment over the past couple of years, but we’re starting to see things gradually improve in the economy and in the mind of the consumer. We are confident that the factors that are impacting our business will improve, and as they do, we believe our results will follow.”

In June of 2003, the Company announced that its Board of Directors approved a new stock repurchase program that will allow the Company to invest up to $25.0 million in repurchases of its Class A common stock. Although no shares were repurchased during the quarter, as of September 2, 2003, the Company had purchased nearly 200,000 shares of the Company’s Class A common stock pursuant to this program.

Operating Initiatives for Future Growth

Having achieved substantial financial goals and other strategic initiatives outlined by its management near the end of fiscal year 2000, Company executives also announced today a set of new operating initiatives, which have resulted in the creation of four task forces to address the following key areas: growth in the number of funeral events performed, increased cemetery property sales volume, cost improvements and employee development initiatives.

Mr. Rowe stated, “Over the past several months, I have spent almost all of my time traveling in the field, looking at our operations first-hand, meeting with our business operators, and seeing what we can do to improve our results. Ken Budde, our Chief Financial Officer, and Everett “Bud” Kendrick, our Vice President of Sales and Marketing, have also been traveling to each of our divisions and meeting with our field management as we have begun our budgeting process for fiscal 2004. As a result, we have identified the four key areas of our business where we believe our Company can achieve the most significant progress over the next few years. These four task forces are led by our executives and comprised of some of the best doers and thinkers throughout our organization.”

-more-

The Company’s funeral call volume task force is using its top performing businesses as a benchmark for the rest of its operations to implement similar successes throughout the organization. The Company’s preneed cemetery property task force is strategically targeting businesses with maximum potential, and developing specific plans to increase preneed property sales and attain new customers at each of the targeted locations. The third key area is to reduce costs, and the Company has formed a task force of several key employees who are conducting in-depth reviews of cost centers outside of their areas of responsibility to assure that all resources are being effectively utilized without sacrificing the long-term results of the Company. The fourth initiative is to enhance employee satisfaction through professional growth, which includes the implementation of a mentoring program and succession plan for the Company, including all key employee positions.

Mr. Rowe concluded, “Over the past three and a half years, we have been focused on improving our financial condition. Our cash flow and debt levels have improved, and the sales of our foreign assets are complete. We have the redemption of our ROARS behind us, and we are pleased with our improved financial flexibility and increased availability under our revolver as a result of having that completed. We are also delighted to have reduced our net debt below $500 million. We have a great Company with some of the best people in the industry serving an inevitable consumer need for families in the United States, and believe we have the formula and the resources to achieve improved profitability.”

Third Quarter Results For Total Operations

•	The Company reported a net loss of $2.5 million, or $.02 per diluted share, in both the third quarter of 2003 and the third quarter of 2002.

•	In the third quarter of 2003, the Company recorded a charge of $11.3 million ($7.3 million after tax, or $.07 per diluted share) related to the redemption of the ROARS, and incurred a charge to corporate general and administrative expenses of $2.5 million ($1.5 million after tax, or $.01 per diluted share) for former officers’ separation pay. Had the company not incurred these charges, net earnings would have been $6.4 million, or $.06 per diluted share in the third quarter of 2003.

•	In the third quarter of 2002, the Company reported a loss on assets held for sale of $18.5 million. Had the company not incurred this loss, net earnings would have been $8.7 million, or $.08 per diluted share in the third quarter of 2002.

•	Total funeral revenues decreased $9.7 million to $73.5 million, primarily due to the disposition of the Company’s foreign operations in 2002.

•	Total cemetery revenues decreased $5.7 million to $55.3 million, primarily due to a decline in merchandise deliveries in the third quarter of 2003 and the disposition of the Company’s foreign operations in 2002. The Company realized an annual average return of 4.4 percent in its perpetual care trust funds during the third quarter of 2003 compared to 4.5 percent in the comparable period of 2002.

•	Gross profit decreased $5.5 million from $33.4 million in 2002 to $27.9 million in 2003, primarily due to a decrease in merchandise deliveries, an increase in insurance costs and the disposition of the Company’s foreign operations in 2002.

•	Corporate general and administrative expenses increased $2.9 million from $4.5 million in 2002 to $7.4 million in 2003, primarily due to the $2.5 million charge in the third quarter of 2003 for separation pay as discussed above.

•	Depreciation and amortization was $13.3 million compared to $14.4 million for the corresponding period in 2002.

•	Interest expense decreased $2.4 million to $13.2 million due to a $124.7 million decrease in the average debt outstanding during the third quarter of 2003 compared to the third quarter of 2002, which was partially offset by an approximate 50 basis point increase in the average interest rate for the period.

-more-

Year-To-Date Results For Total Operations

•	The Company reported net earnings of $16.5 million, or $.15 per diluted share, compared to net earnings of $23.1 million, or $.21 per diluted share, for the nine months ended July 31, 2002.

•	Had the Company not incurred the charges related to the redemption of the ROARS and for former officers’ separation pay, net earnings would have been $25.3 million, or $.23 per diluted share for the nine months ended July 31, 2003.

•	Had the Company not incurred the loss on assets held for sale, net earnings would have been $34.3 million, or $.32 per diluted share for the nine months ended July 31, 2002.

•	Total funeral revenues decreased $43.2 million to $226.0 million, primarily due to the disposition of the Company’s foreign operations in 2002. The decline in the number of funeral services performed and a decrease in trust earnings also contributed to the reduction in funeral revenue.

•	Total cemetery revenues decreased $12.3 million to $167.3 million, primarily due to the decline in merchandise deliveries in 2003, the disposition of the Company’s foreign operations in 2002 and a decline in perpetual care trust earnings. The Company realized an annual average return of 4.4 percent in its perpetual care trust funds for the first nine months of 2003 compared to 5.8 percent in the comparable period of 2002.

•	Gross profit decreased $22.3 million from $114.5 million in 2002 to $92.2 million in 2003, primarily due to the disposition of the Company’s foreign operations in 2002 combined with a reduction in funeral and cemetery revenue as discussed above. An increase in insurance costs also contributed to the decrease in gross profit.

•	Corporate general and administrative expenses increased $3.5 million from $12.4 million in 2002 to $15.9 million in 2003, primarily due to the $2.5 million charge in the third quarter of 2003 for separation pay as discussed above.

•	Depreciation and amortization was $40.4 million for the first nine months of 2003, compared to $42.4 million for the corresponding period in 2002.

•	Interest expense decreased $8.0 million to $40.4 million due to a $130.3 million decrease in the average debt outstanding during the nine months ended July 31, 2003 compared to the nine months ended July 31, 2002, which was partially offset by an approximate 40 basis point increase in the average interest rate for the period.

Third Quarter Results For Operations To Be Retained

•	Funeral revenues increased $0.2 million to $72.7 million compared to the third quarter of 2002, principally due to an increase in the average revenue per funeral call of 2.0 percent, partially offset by a decrease in the number of services performed of 0.6 percent. The average revenue per funeral call increased notwithstanding reduced year over year trust earnings recognized upon the delivery of preneed funerals. Trust earnings recognition in fiscal year 2003 is lower than in the prior year due to lower investment returns realized on the Company’s preneed funeral trust funds during the last few years.

•	The cremation rate for these businesses was 39.4 percent for the third quarter of 2003 compared to 38.9 percent for the third quarter of 2002.

•	Cemetery revenues decreased $4.7 million to $55.1 million, primarily due to a decline in merchandise deliveries.

•	Funeral margins were 23.0 percent compared 24.7 percent for the same period in 2002. The decrease was primarily due to an increase in insurance costs combined with reduced trust earnings recognition.

•	Cemetery margins were 20.7 percent compared to 24.7 percent for the same period in 2002. The decrease was primarily due to an increase in insurance costs, combined with the decrease in cemetery revenue as discussed above.

•	For the quarter, gross profit decreased $4.6 million from $32.7 million in 2002 to $28.1 million in 2003, primarily due to a reduction in cemetery revenue and an increase in insurance costs in the third quarter of 2003.

Year-To-Date Results For Operations To Be Retained

•	Funeral revenues decreased $5.8 million to $223.1 million compared to the first nine months of 2002, principally due to a 2.8 percent decrease in the number of services performed, and reduced trust earnings recognized upon the delivery of preneed funerals. The average revenue per funeral call increased 1.3 percent notwithstanding reduced year over year trust earnings recognized upon the delivery of preneed funerals. Trust

-more-

earnings recognition in fiscal year 2003 is lower than in the prior year due to lower investment returns realized in the Company’s preneed funeral trust funds during the last few years.

•	The cremation rate for these businesses was 39.3 percent for the first nine months of 2003 compared to 38.6 percent for the first nine months of 2002.

•	Cemetery revenues decreased $8.7 million to $166.7 million, principally due to a decline in merchandise deliveries and perpetual care trust earnings.

•	Funeral margins were 24.3 percent compared to 28.3 percent for the same period in 2002. The decrease is due primarily to an increase in insurance costs, combined with a decrease in funeral revenue as discussed above.

•	Cemetery margins were 22.8 percent compared to 25.4 percent for the same period in 2002. The decrease is due primarily to an increase in insurance costs, combined with a decrease in cemetery revenue as discussed above.

•	For the nine months, gross profit decreased $17.0 million from $109.3 million in 2002 to $92.3 million in 2003, primarily due to a reduction in funeral and cemetery revenue as discussed above, coupled with an increase in insurance costs during the nine months ended July 31, 2003.

Third Quarter Results For Existing (Core) Operations

•	The Company experienced a 0.8 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last, and which it plans to retain, partially offset by a 2.1 percent increase in the average revenue per funeral call performed by these businesses.

Year-To-Date Results For Existing (Core) Operations

•	The Company experienced a 3.0 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last, and which it plans to retain, partially offset by a 1.4 percent increase in the average revenue per funeral call performed by these businesses.

Cash Flow Results And Debt For Total Operations

•	Cash flow from operations for the quarter ended July 31, 2003 was $28.1 million, compared to $24.9 million for the third quarter of 2002. The increase in cash flow for the quarter is attributable to tax refunds related to the sale of the Company’s foreign operations. The Company received tax refunds of $23.3 million in the third quarter of 2003, compared to tax refunds of $11.1 million in the third quarter of 2002.

•	Cash flow from operations for the nine months ended July 31, 2003 was $46.2 million, compared to $57.0 million for 2002, including the tax refunds discussed above. The decrease in cash flow from operations is primarily due to a reduction in earnings.

•	Free cash flow for the quarter ended July 31, 2003 was $22.2 million, compared to $19.2 million for the third quarter of 2002, including the tax refunds discussed above. (See table under “Reconciliation of Non-GAAP Financial Measures”)

•	Free cash flow for the nine months ended July 31, 2003 was $33.3 million, compared to $44.9 million for 2002, including the tax refunds discussed above. (See table under “Reconciliation of Non-GAAP Financial Measures”)

•	As of July 31, 2003, the Company had outstanding debt of $519.5 million and cash and marketable securities of $21.7 million.

•	As of September 2, 2003, the Company had outstanding debt of $512.7 million and cash and marketable securities of $21.5 million.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 300 funeral homes and 148 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. For the first nine months of fiscal year 2003, funeral operations accounted for approximately 57.5 percent of the Company’s total revenues, and cemetery operations accounted for the remaining 42.5 percent. The Company’s funeral homes offer a wide range of services and products including funeral services, cremation, transportation services, removal and preparation of

-more-

remains, caskets and flowers. Its cemetery operations sell cemetery property, merchandise and services. Cemetery property includes lots, lawn crypts, and family and community mausoleums. Cemetery merchandise includes vaults, monuments and markers. Cemetery services include burial site openings and closings and inscriptions.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss third quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 877-691-0879. From outside the continental United States, call 973-582-2745. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until September 23, 2003. Additional investor information is available at http://www.stewartenterprises.com.

-more-

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,

	2003	2002

Revenues:
Funeral	$73,513	$83,265
Cemetery	55,266	60,989

Total revenues	128,779	144,254

Costs and expenses:
Funeral	56,964	64,428
Cemetery	43,905	46,430

Total costs and expenses	100,869	110,858

Gross profit	27,910	33,396
Corporate general and administrative expenses	7,381	4,516
Loss on assets held for sale	—	18,500

Operating earnings	20,529	10,380
Interest expense	(13,249)	(15,560)
Loss on early extinguishment of debt	(11,289)	—
Investment income	66	152
Other income, net	459	583

Loss before income taxes	(3,484)	(4,445)
Income tax benefit	(985)	(1,959)

Net loss	$(2,499)	$(2,486)

Net loss per common share:
Basic	$(.02)	$(.02)

Diluted	$(.02)	$(.02)

Weighted average common shares outstanding (in thousands):
Basic	108,386	107,961

Diluted	108,386	107,961

-more-

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,

	2003	2002

Revenues:
Funeral	$226,044	$269,196
Cemetery	167,316	179,616

Total revenues	393,360	448,812

Costs and expenses:
Funeral	171,847	198,626
Cemetery	129,324	135,675

Total costs and expenses	301,171	334,301

Gross profit	92,189	114,511
Corporate general and administrative expenses	15,863	12,401
Loss on assets held for sale	—	18,500

Operating earnings	76,326	83,610
Interest expense	(40,405)	(48,389)
Loss on early extinguishment of debt	(11,289)	—
Investment income	237	374
Other income, net	2,234	1,173

Earnings before income taxes	27,103	36,768
Income taxes	10,638	13,702

Net earnings	$16,465	$23,066

Net earnings per common share:
Basic	$.15	$.21

Diluted	$.15	$.21

Weighted average common shares outstanding (in thousands):
Basic	108,242	107,807

Diluted	108,266	108,355

-more-

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)

(Dollars in thousands)

The Company has sold its foreign operations and certain small domestic businesses. The operating results of these businesses are segregated from results of the operations that the Company plans to retain. The supplemental financial information included in this press release segregates these revenues and costs in order to present the Company’s ongoing operating results on a comparable basis within its funeral and cemetery segments. The Company’s “operations to be retained” consist of those businesses it has owned and operated for all of the current and prior fiscal year and which it plans to retain (“existing or core operations”) plus those businesses it has opened during the current and prior fiscal year and plans to retain (“opened operations”). “Closed and held for sale operations” consist of those that have been sold or closed during the current and prior fiscal year and the businesses that are being offered for sale.

	Three Months Ended July 31,

	2003	2002

Revenues:
Funeral
Operations to be retained	$72,715	$72,547
Closed and held for sale operations	798	10,718

Total funeral	73,513	83,265

Cemetery
Operations to be retained	55,099	59,728
Closed and held for sale operations	167	1,261

Total cemetery	55,266	60,989

Total revenues	128,779	144,254

Costs and expenses:
Funeral
Operations to be retained	55,981	54,579
Closed and held for sale operations	983	9,849

Total funeral	56,964	64,428

Cemetery
Operations to be retained	43,751	44,998
Closed and held for sale operations	154	1,432

Total cemetery	43,905	46,430

Total costs and expenses	100,869	110,858

Gross Profit:
Funeral
Operations to be retained	16,734	17,968
Closed and held for sale operations	(185)	869

Total funeral	16,549	18,837

Cemetery
Operations to be retained	11,348	14,730
Closed and held for sale operations	13	(171)

Total cemetery	11,361	14,559

Total gross profit	$27,910	$33,396

-more-

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)

(Dollars in thousands)

	Nine Months Ended July 31,

	2003	2002

Revenues:
Funeral
Operations to be retained	$223,193	$228,910
Closed and held for sale operations	2,851	40,286

Total funeral	226,044	269,196

Cemetery
Operations to be retained	166,725	175,451
Closed and held for sale operations	591	4,165

Total cemetery	167,316	179,616

Total revenues	393,360	448,812

Costs and expenses:
Funeral
Operations to be retained	168,852	164,210
Closed and held for sale operations	2,995	34,416

Total funeral	171,847	198,626

Cemetery
Operations to be retained	128,771	130,835
Closed and held for sale operations	553	4,840

Total cemetery	129,324	135,675

Total costs and expenses	301,171	334,301

Gross Profit:
Funeral
Operations to be retained	54,341	64,700
Closed and held for sale operations	(144)	5,870

Total funeral	54,197	70,570

Cemetery
Operations to be retained	37,954	44,616
Closed and held for sale operations	38	(675)

Total cemetery	37,992	43,941

Total gross profit	$92,189	$114,511

-more-

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2003 AND 2002
(Unaudited)

(Dollars in millions)

The Company uses EBITDA and free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.

EBITDA is defined as net earnings plus depreciation, amortization, interest expense and income taxes. In order to present the Company’s ongoing operating results on a comparable basis, adjusted EBITDA in the reconciliation presented below is also adjusted to exclude charges incurred for the loss on assets held for sale, the loss on early extinguishment of debt and separation pay for former officers. Adjusted domestic EBITDA includes the Company’s operations in the United States and the Commonwealth of Puerto Rico. Adjusted EBITDA margins are calculated by dividing adjusted EBITDA by total revenues.

Management believes that EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain financing decisions and accounting effects. Management believes that EBITDA is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of EBITDA herein is consistent with the calculation of EBITDA as presented by the Company in the past. Due to the Company’s significant cash investment in preneed activity, management does not view EBITDA as a measure of the Company’s cash flow. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to EBITDA) and EBITDA for the three and nine months ended July 31, 2003 and 2002:

EBITDA	Three Months Ended July 31,		Nine Months Ended July 31,

	2003	2002	2003	2002

Consolidated net earnings (loss)	$(2.5)	$(2.5)	$16.5	$23.1
Add: Depreciation and amortization	13.3	14.4	40.4	42.4
Add: Interest expense	13.2	15.6	40.4	48.4
Add: Income tax expense (benefit)	(1.0)	(1.9)	10.5	13.7

Consolidated EBITDA	23.0	25.6	107.8	127.6
Add: Loss on assets held for sale	—	18.5	—	18.5
Add: Loss on early extinguishment of debt	11.3	—	11.3	—
Add: Separation pay for former officers	2.5	—	2.5	—

Adjusted Consolidated EBITDA	36.8	44.1	121.6	146.1
Less: Foreign EBITDA	—	1.5	—	7.0

Adjusted Domestic EBITDA	$36.8	$42.6	$121.6	$139.1

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2003 AND 2002
(Unaudited)

(Dollars in millions)

     Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and nine months ended July 31, 2003 and 2002. The Company received tax refunds of $23.3 million in the third quarter of 2003, compared to tax refunds of $11.1 million in the third quarter of 2002, which are included in the following table.

Free Cash Flow	Three Months Ended July 31,		Nine Months Ended July 31,

	2003	2002	2003	2002

Net cash provided by operating activities	$28.1	$24.9	$46.2	$57.0
Less: Maintenance capital expenditures	5.9	5.7	12.9	12.1

Free cash flow	$22.2	$19.2	$33.3	$44.9

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2003

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. Factors that could cause actual results to differ materially from the forecasts are more fully described in Item 5 of the Company’s Form 10-Q for the quarter ended April 30, 2003.

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2003
(Unaudited)

(Dollars in millions, except per share amounts)

Impact of Sale of Foreign Operations

In October 2002, the Company announced the completion of the sale of its foreign operations. The total proceeds from the sale of foreign operations, including income tax benefits, are expected to be approximately $245 million. The Company has received $229 million of proceeds to date. The Company expects to realize the majority of the remaining proceeds of approximately $16 million, primarily income tax benefits, during 2004. During fiscal year 2002, the foreign businesses (Portugal, Spain, France, Canada and Argentina) provided gross profit of about $5.2 million. The reduction in operating earnings from the sale of the Company’s foreign operations is expected to be substantially offset by interest expense savings resulting from the use of proceeds from these sales to reduce the Company’s average debt balance.

Remarketable Or Redeemable Securities

On May 1, 2003, the Company redeemed its $99.9 million outstanding Remarketable Or Redeemable Securities (“ROARS”). On May 2, 2003, the Company used cash on hand to pay the remarketing dealer $12.7 million, the contractually specified value of the remarketing right. Net of the unamortized portion of the option premium paid to the Company by the remarketing dealer at the time of issuance for the right to remarket the ROARS, the Company recorded a charge of $11.3 million ($7.3 million after tax, or $.07 per diluted share), in the third quarter of 2003.

Separation Pay to Former Officers

In July of 2003, the Company incurred a charge to corporate general and administrative expense of $2.5 million ($1.5 million after tax, or $.01 per diluted share) for former officers’ separation pay.

Principal Assumptions

In comparison to the prior year, the Company expects a net reduction in interest expense to be substantially offset by an increase in insurance costs and a reduction in preneed funeral and cemetery trust earnings and perpetual care trust earnings. The Company’s forecasts also assume a 1 to 3 percent reduction in the number of deaths during fiscal year 2003 as compared to 2002 and an increase in the average revenue per funeral service performed of about 1 to 2 percent. Additionally, the Company expects a decrease in cemetery revenue of 3 to 5 percent compared to the prior year due to the decline in projected sales resulting from lower consumer confidence and the reduction in perpetual care trust earnings. Perpetual care trust earnings are projected to produce an overall return, excluding unrealized gains and losses, between 3 and 5 percent for fiscal year 2003.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2003
(Unaudited)

(Dollars in millions, except per share amounts)

In the third quarter of 2003, as previously announced, the Company recorded a charge of $11.3 million ($7.3 million after tax, or $.07 per diluted share) related to the redemption of the ROARS. Additionally, during the third quarter of 2003, the Company incurred charges for former officers’ separation pay of $2.5 million ($1.5 million after tax, or $.01 per diluted share). Including the earnings per share charges of $.07 related to the ROARS and $.01 for separation pay, diluted earnings per share is now expected to be in the low end of the range of $.21 to $.26 for the fiscal year. Had the Company not incurred these charges, the Company’s forecast for diluted earnings per share would have been in the low end of the previously announced range of $.30 to $.35 for the fiscal year.

Fourth Quarter 2003 Forecast

Revenue	$117	—	$130
Gross profit	$23	—	$33
Operating earnings	$19	—	$27
Interest expense	$12	—	$14
Net earnings	$5	—	$9
Add: Depreciation and amortization	$10	—	$15
Add: Interest Expense	$12	—	$14
Add: Income Tax Expense	$2	—	$5

EBITDA	$29	—	$43

Fiscal Year 2003 Forecast

Income Statement Items

Revenue	$510	—	$525
Gross profit	$115	—	$125
Operating earnings	$95	—	$103
Interest expense	$52	—	$54
Net earnings	$21	—	$26
Add: Depreciation and amortization	$50	—	$56
Add: Interest expense	$52	—	$54
Add: Income taxes	$13	—	$15

EBITDA	$136	—	$151
Add: Separation pay		$3
Add: Loss on early extinguishment of debt		$11

Adjusted EBITDA	$150	—	$165

Cash Flow Items (1)

Cash flow from operations	$73	—	$81
Less: Maintenance capital expenditures	$15	—	$18

Free Cash Flow	$58	—	$63

(1) Includes tax refunds of $23 million in the third quarter of 2003.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release may include forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or expectations. These risks and uncertainties include, but are not limited to:

•	changes in economic conditions and consumer confidence levels;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on earnings and cash flow of increased costs;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to generate sufficient cash to service our debt;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including increased offerings of products or services over the Internet;

•	effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility and senior subordinated note indenture on our flexibility in operating our business;

•	our ability to consummate acquisitions;

•	effects of changes in the number of deaths in our markets on revenues;

•	effects of increasing numbers of cremations on our revenues and market share;

•	our ability to respond effectively to changing consumer preferences;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;

•	effects of changes in accounting principles on our reported results;

and other risks and uncertainties described in our Form 10-Q for the quarter ended April 30, 2003 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.